Exhibit 99.1

News Release

U.S. Silica Holdings, Inc. Announces Fourth Quarter and Full Year 2017 Results

•	Fourth quarter revenue of $360.6 million and full year revenue of $1.24 billion

•	Net income for the quarter of $0.89 per basic share and $1.79 per basic share for the full year

•	U.S. tax reform resulted in a deferred income tax benefit of $35.8 million or $0.44 per basic share for the year ended Dec. 31, 2017

•	Record 15.1 million tons sold Company-wide in 2017

•	Capital expenditures in 2018 expected to be in the range of $325 million to $350 million

Frederick, Md., Feb. 21, 2018 – U.S. Silica Holdings, Inc. (NYSE: SLCA) today announced net income of $72.0 million or $0.89 per basic share and $0.88 per diluted share for the fourth quarter ended Dec. 31, 2017, compared with a net loss of $6.9 million or $(0.09) per basic and diluted share for the fourth quarter of 2016. The fourth quarter results included a deferred income tax benefit of $35.8 million or $0.44 per basic share as a result of U.S. tax reform legislation passed in December 2017. The fourth quarter results were also negatively impacted by $9.9 million or $0.07 per basic share of business development-related expense, resulting in adjusted EPS for the quarter of $0.52 per basic share.

“We sold a record 3.2 million tons in Oil & Gas during the quarter, with relatively flat total contribution margin dollars sequentially, as we experienced some cost increases and lower Sandbox crew utilization due to a transitory slowdown in customer activity around the holidays and periodic disruptions to our business from the extreme winter weather,’’ said Bryan Shinn, president and chief executive officer.

“The Industrial & Specialty Products business continued to outperform the market,’’ Shinn noted. “Quarterly contribution margin for ISP of $21.3 million was up 12% on a year-over-year basis. We believe the ISP business can continue to grow its bottom line results at multiples of GDP as it benefits from an increasing mix of higher margin products,’’ he said.

“Looking back at 2017 in total, I am very pleased with the record results we delivered across the company and the significant progress the U.S. Silica team made toward our stated goal of substantially growing the profitability of our enterprise,” he concluded.

Full Year 2017 Highlights

Total Company

•	Revenue totaled $1.24 billion compared with $559.6 million for the full year of 2016, an increase of 122%.

•	Net income of $145.2 million or $1.79 per basic and $1.77 per diluted share compared with net loss of $41.1 million or $(0.63) per basic and diluted share for the full year 2016.

•	Overall tons sold totaled 15.1 million tons compared with 9.9 million tons for the full year 2016.

•	Contribution margin was $390.8 million, compared to $90.4 million for the full year 2016.

•	Adjusted EBITDA was $307.7 million compared with Adjusted EBITDA of $39.6 million for the full year 2016.

Fourth Quarter 2017 Highlights

Total Company

•	Revenue totaled $360.6 million compared with $182.4 million for the same period last year, an increase of 98% on a year-over-year basis and an increase of 5% sequentially over the third quarter of 2017.

•	Overall tons sold totaled 4.022 million, up 40% compared to 2.872 million tons sold in the fourth quarter of 2016 and relatively flat sequentially with the third quarter of 2017.

•	Contribution margin for the quarter was $117.1 million, up 212% compared with $37.5 million in the same period of the prior year and down 2% sequentially from the third quarter of 2017.

•	Adjusted EBITDA was $93.2 million compared with Adjusted EBITDA of $20.7 million in the fourth quarter of 2016 and $96.7 million in the third quarter of 2017.

Oil and Gas

•	Revenue totaled $306.0 million compared with $137.0 million for the same period of 2016, up 123% on a year-over-year basis and an increase of 7% sequentially from the third quarter of 2017.

•	Tons sold totaled 3.171 million, an increase of 52% over the 2.081 million tons sold in the fourth quarter of 2016 and up slightly from the 3.147 million tons sold in the third quarter of 2017.

•	62% of tons sold were in basin compared with the 66% sold in basin in the third quarter of 2017.

•	Segment contribution margin was $95.8 million versus $18.5 million in the fourth quarter of 2016, and essentially flat with the $96.1 million in the third quarter of 2017.

Industrial and Specialty Products

•	Revenue in the fourth quarter of 2017 totaled $54.5 million, an increase of 20% over the fourth quarter of 2016, and down 7% over the third quarter of 2017 due to normal seasonality.

•	Tons sold totaled 0.851 million, an increase of 7% compared to the 0.792 million tons sold in the same period of 2016, and down 8% compared with the third quarter of 2017.

•	Segment contribution margin was $21.3 million compared to $19.0 million in the fourth quarter of 2016, an increase of 12% on a year-over-year basis and down 11% sequentially from the third quarter of 2017.

Capital Update

As of Dec. 31, 2017, the Company had $384.6 million in cash and cash equivalents and $45.5 million available under its credit facilities. Total debt at Dec. 31, 2017 was $511.2 million. Capital expenditures in the fourth quarter totaled $95.1 million, and were associated largely with engineering, procurement and construction of the Company’s growth projects and maintenance and cost improvement capital projects. During fiscal 2017, the Company repurchased approximately $25 million in common shares and paid $20 million in dividends.

Outlook and Guidance

The Company anticipates that its capital expenditures for 2018 will be in the range of $325 million to $350 million, mostly due to the completion of capacity expansion projects started in 2017 and continued investments in Sandbox. The Company’s full year 2018 tax rate is expected to be in the range of 18% to 20%.

For the first quarter, we expect that volumes and pricing in Oil & Gas will be flat compared with the fourth quarter of 2017. Many of our customers were slow to restart completions after the holidays. Additionally, severe winter weather, especially early in the quarter, slowed completions activity and in some cases caused disruptions in customer supply chains. We believe these issues are transitory and in fact, have already seen a pickup in activity in February in both sand sales and Sandbox.

For ISP, we expect first quarter volumes may be up slightly from the fourth quarter of 2018 with the restart of a large customer’s plant and some additional new business. We also believe we will see some positive impact on margins from the previously announced price increases put into effect January 1st on about 50% of ISP total sales.

Conference Call

U.S. Silica will host a conference call for investors today, Feb. 21, 2018 at 9:00 a.m. Eastern Time to discuss these results. Hosting the call will be Bryan Shinn, president and chief executive officer and Don Merrill, executive vice president and chief financial officer. Investors are invited to listen to a live webcast of the conference call by visiting the “Investor Resources” section of the Company’s website at www.ussilica.com. The webcast will be archived for one year. The call can also be accessed live over the telephone by dialing (877) 869-3847 or for international callers, (201) 689-8261. A replay will be available shortly after the call and can be accessed by dialing (877) 660-6853 or for international callers, (201) 612-7415. The conference ID for the replay is 13675931. The replay will be available through March 21, 2018.

About U.S. Silica

U.S. Silica Holdings, Inc., a member of the Russell 2000, is a leading producer of commercial silica used in the oil and gas industry, and in a wide range of industrial applications. Over its 118-year history, U.S. Silica has developed core competencies in mining, processing, logistics and materials science that enable it to produce and cost-effectively deliver over 240 products to customers across our end markets. The Company currently operates nine industrial sand production plants and eight oil and gas sand production plants. The Company is headquartered in Frederick, Maryland and also has offices located in Chicago, Illinois, and Houston, Texas.

Forward-looking Statements

Certain statements in this press release are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and speak only as of this date. Forward-looking statements made include any statement that does not directly relate to any historical or current fact and may include, but are not limited to, statements regarding U.S. Silica’s growth opportunities, strategy, future financial results, forecasts, projections, plans and capital expenditures, and the commercial silica industry. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are: (1) fluctuations in demand for commercial silica; (2) the cyclical nature of our customers’ businesses; (3) operating risks that are beyond our control; (4) federal, state and local legislative and regulatory initiatives relating to hydraulic fracturing; (5) our ability to implement our capacity expansion plans within our current timetable and budget; (6) loss of, or reduction in, business from our largest customers or failure of our customers to pay amounts due to us; (7) increasing costs or a lack of dependability or availability of transportation services or infrastructure; (8) our substantial indebtedness and pension obligations; (9) our ability to attract and retain key personnel and truckload drivers; (10) silica-related health issues and corresponding litigation; (11) seasonal and severe weather conditions; and (12) extensive and evolving environmental, mining, health and safety, licensing, reclamation, trucking and other regulation (and changes in their enforcement or interpretation). Additional information concerning these and other factors can be found in U.S. Silica’s filings with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

U.S. SILICA HOLDINGS, INC.

SELECTED FINANCIAL DATA FROM CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited; dollars in thousands, except per share amounts)

	Three Months Ended
	December 31, 2017	September 30, 2017	December 31, 2016
Total sales	$360,566	$345,023	$182,373
Total cost of sales (excluding depreciation, depletion and amortization)	254,706	227,923	148,411
Operating expenses:
Selling, general and administrative	29,637	29,602	19,167
Depreciation, depletion and amortization	27,335	24,673	21,194

Total operating expenses	56,972	54,275	40,361

Operating income (loss)	48,888	62,825	(6,399)
Other income (expense):
Interest expense	(7,244)	(8,347)	(7,998)
Other income (expense), net, including interest income	1,525	1,502	867

Total other expense	(5,719)	(6,845)	(7,131)

Income (loss) before income taxes	43,169	55,980	(13,530)
Income tax (expense) benefit	28,783	(14,707)	6,588

Net income (loss)	$71,952	$41,273	$(6,942)

Earnings (loss) per share:
Basic	$0.89	$0.51	$(0.09)
Diluted	$0.88	$0.50	$(0.09)
Weighted average shares outstanding:
Basic	81,014	81,121	75,539
Diluted	81,921	81,783	75,539
Dividends declared per share	$0.06	$0.06	$0.06

	Year Ended
	December 31, 2017	December 31, 2016
Total sales	$1,240,851	$559,625
Total cost of sales (excluding depreciation, depletion and amortization)	867,515	477,295
Operating expenses:
Selling, general and administrative	107,592	67,727
Depreciation, depletion and amortization	97,233	68,134

Total operating expenses	204,825	135,861

Operating income (loss)	168,511	(53,531)
Other income (expense):
Interest expense	(31,342)	(27,972)
Other income (expense), net, including interest income	(643)	3,758

Total other expense	(31,985)	(24,214)

Income (loss) before income taxes	136,526	(77,745)
Income tax (expense) benefit	8,680	36,689

Net income (loss)	$145,206	$(41,056)

Earnings (loss) per share:
Basic	$1.79	$(0.63)
Diluted	$1.77	$(0.63)
Weighted average shares outstanding:
Basic	81,051	65,037
Diluted	81,960	65,037
Dividends declared per share	$0.25	$0.25

U.S. SILICA HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	December 31, 2017	December 31, 2016
ASSETS
Current Assets:
Cash and cash equivalents	$384,567	$711,225
Accounts receivable, net	212,586	89,006
Inventories, net	92,376	78,709
Prepaid expenses and other current assets	13,715	12,323
Income tax deposits	—	1,682

Total current assets	703,244	892,945

Property, plant and mine development, net	1,169,155	783,313
Goodwill	272,079	240,975
Trade names	33,068	32,318
Intellectual property, net	64,786	57,270
Customer relationships, net	52,153	50,890
Other assets	12,798	15,509

Total assets	$2,307,283	$2,073,220

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$148,772	$70,778
Dividends payable	5,229	5,221
Accrued liabilities	16,841	13,034
Accrued interest	199	169
Current portion of long-term debt	4,504	4,821
Current portion of capital leases	706	2,237
Current portion of deferred revenue	36,128	13,700
Income tax payable	1,566	—

Total current liabilities	213,945	109,960

Long-term debt, net	506,732	508,417
Deferred revenue	82,286	58,090
Obligations under capital lease	—	717
Liability for pension and other post-retirement benefits	52,867	56,746
Deferred income taxes, net	29,856	50,075
Other long-term obligations	25,091	15,925

Total liabilities	910,777	799,930

Stockholders’ Equity:
Preferred stock	—	—
Common stock	812	811
Additional paid-in capital	1,147,084	1,129,051
Retained earnings	287,992	163,173
Treasury stock, at cost	(25,456)	(3,869)
Accumulated other comprehensive loss	(13,926)	(15,876)

Total stockholders’ equity	1,396,506	1,273,290

Total liabilities and stockholders’ equity	$2,307,283	$2,073,220

Non-GAAP Financial Measures

Segment Contribution Margin

Segment contribution margin is a key metric that management uses to evaluate our operating performance and to determine resource allocation between segments. Segment contribution margin excludes certain corporate costs not associated with the operations of the segment. These unallocated costs include costs related to corporate functional areas such as sales, production and engineering, corporate purchasing, accounting, treasury, information technology, legal and human resources.

The following table sets forth a reconciliation of net income (loss) the most directly comparable GAAP financial measure, to segment contribution margin.

	For the Three Months Ended
	December 31, 2017	September 30, 2017	December 31, 2016
	(dollars in thousands)
Sales:
Oil & Gas Proppants	$306,020	$286,369	$136,977
Industrial & Specialty Products	54,546	58,654	45,396

Total sales	360,566	345,023	182,373
Segment contribution margin:
Oil & Gas Proppants	95,823	96,087	18,486
Industrial & Specialty Products	21,319	23,978	19,021

Total segment contribution margin	117,142	120,065	37,507
Operating activities excluded from segment cost of sales	(11,282)	(2,965)	(3,545)
Selling, general and administrative	(29,637)	(29,602)	(19,167)
Depreciation, depletion and amortization	(27,335)	(24,673)	(21,194)
Interest expense	(7,244)	(8,347)	(7,998)
Other income (expense), net, including interest income	1,525	1,502	867
Income tax (expense) benefit	28,783	(14,707)	6,588

Net income (loss)	$71,952	$41,273	$(6,942)

	Year Ended
	December 31, 2017	December 31, 2016
	(dollars in thousands)
Sales:
Oil & Gas Proppants	$1,020,365	$362,550
Industrial & Specialty Products	220,486	197,075

Total sales	1,240,851	559,625
Segment contribution margin:
Oil & Gas Proppants	301,972	11,445
Industrial & Specialty Products	88,781	78,988

Total segment contribution margin	390,753	90,433
Operating activities excluded from segment cost of sales	(17,417)	(8,103)
Selling, general and administrative	(107,592)	(67,727)
Depreciation, depletion and amortization	(97,233)	(68,134)
Interest expense	(31,342)	(27,972)
Other income (expense), net, including interest income	(643)	3,758
Income tax (expense) benefit	8,680	36,689

Net income (loss)	$145,206	$(41,056)

Adjusted EBITDA

Adjusted EBITDA is not a measure of our financial performance or liquidity under GAAP and should not be considered as an alternative to net income as a measure of operating performance, cash flows from operating activities as a measure of liquidity or any other performance measure derived in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Adjusted EBITDA contains certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized, and excludes certain non-recurring charges that may recur in the future. Management compensates for these limitations by relying primarily on our GAAP results and by using Adjusted EBITDA only supplement ally. Our measure of Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

The following table sets forth a reconciliation of net income (loss) the most directly comparable GAAP financial measure, to Adjusted EBITDA:

	For the Three Months Ended
	December 31, 2017	September 30, 2017	December 31, 2016
	(dollars in thousands)
Net income (loss)	$71,952	$41,273	$(6,942)
Total interest expense, net of interest income	6,019	6,900	7,048
Provision for taxes	(28,783)	14,707	(6,588)
Total depreciation, depletion and amortization expenses	27,335	24,673	21,194

EBITDA	76,523	87,553	14,712
Non-cash incentive compensation(1)	6,531	6,567	3,032
Post-employment expenses (excluding service costs)(2)	308	194	260
Business development related expenses(3)	9,904	2,355	2,571
Other adjustments allowable under our existing credit agreements(4)	(23)	7	96

Adjusted EBITDA	$93,243	$96,676	$20,671

	Year Ended
	December 31, 2017	December 31, 2016
	(dollars in thousands)
Net income (loss)	$145,206	$(41,056)
Total interest expense, net of interest income	25,871	25,779
Provision for taxes	(8,680)	(36,689)
Total depreciation, depletion and amortization expenses	97,233	68,134

EBITDA	259,630	16,168
Non-cash incentive compensation(1)	25,050	12,107
Post-employment expenses (excluding service costs)(2)	1,231	1,040
Business development related expenses(3)	15,288	8,206
Other adjustments allowable under our existing credit agreements(4)	6,504	2,033

Adjusted EBITDA	$307,703	$39,554

(1)	Reflects equity-based compensation expense.
(2)	Includes net pension cost and net post-retirement cost relating to pension and other post-retirement benefit obligations during the applicable period, but in each case excluding the service cost relating to benefits earned during such period. See Note M - Pension and Post-retirement Benefits to our Financial Statements in Part II, Item 8 of our Annual Report on Form-10K.
(3)	Reflects expenses related to business development activities in connection with our growth and expansion initiatives.
(4)	Reflects miscellaneous adjustments permitted under our existing credit agreement.

Investor Contacts

Michael Lawson

Vice President of Investor Relations and Corporate Communications

301-682-0304

lawsonm@ussilica.com

Nick Shaver

Investor Relations Manager

281-394-9630

shavern@ussilica.com